Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of First Financial Bancorp for the registration of 80,000 shares of First Financial Bancorp’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, a ten-year warrant to purchase 930,233 common shares, without par value, of First Financial Bancorp, and 930,233 common shares, without par value, of First Financial Bancorp, issuable upon exercise of the warrant, and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements of First Financial Bancorp, and the effectiveness of internal control over financial reporting of First Financial Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 21, 2009